Exhibit 3.1

XENIA HOTELS & RESORTS, INC.
ARTICLES OF AMENDMENT
XENIA HOTELS & RESORTS, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Section 5.1 of Article V of the charter of the Corporation filed (the “Charter”) is hereby amended by deleting the last paragraph of such Section 5.1 in its entirety.
SECOND: The amendment to the Charter as set forth above has been duly approved and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in the manner and by the vote required by law.
THIRD: The undersigned acknowledges these Articles of Amendment to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Senior Vice President, General Counsel and Secretary on May 22, 2018.

ATTEST:		XENIA HOTELS & RESORTS, INC.

By:	/s/ Taylor C. Kessel	By:	/s/ Marcel Verbaas
Name:	Taylor C. Kessel	Name:	Marcel Verbaas
Title:	Senior Vice President, General Counsel and Secretary	Title:	Chairman and Chief Executive Officer